Exhibit 99.1

FLIR Systems Announces
Third Quarter 2018 Financial Results

Organic Revenue Growth of 3% Over Prior Year

GAAP EPS of $0.52; Adjusted EPS of $0.57, Up 10% Over Prior Year

Operating Margin Improved 160 Basis Points Over Prior Year;
Adjusted Operating Margin Improved 260 Basis Points Over Prior Year

WILSONVILLE, OR, October 30, 2018 – FLIR Systems, Inc. (NASDAQ: FLIR) today announced financial results for the third quarter ended September 30, 2018. “Overall, I was pleased with the third quarter performance,” said Jim Cannon, FLIR President and Chief Executive Officer. “We delivered strong performance reaching our highest quarterly gross margin, operating margin, and operating cash flow in over five years. We also continued organic revenue growth despite challenging year-over-year comparables.”

Mr. Cannon continued, “Our continuous improvement initiatives through The FLIR Method are generating positive earnings momentum. While still in the early stages, the team’s commitment to The FLIR Method is beginning to yield exciting results. In this past quarter, we made meaningful progress on our strategic priorities presented at investor day to fuel, feed, and focus the business, particularly in unmanned solutions.”

Third Quarter 2018

Third quarter 2018 revenue was $434.9 million, 6.4% lower than third quarter 2017 revenue of $464.7 million. Organic revenue increased 3.1% over the prior year, excluding revenue from acquisitions and the previously disclosed divested security businesses which included revenue of $43.4 million in third quarter 2017.

GAAP Earnings Results

GAAP gross profit in the third quarter was $222.1 million, or 51.1% of revenue, compared to $222.9 million, or 48.0% of revenue in the third quarter of 2017. GAAP operating income in the third quarter increased 1.7% to $88.6 million, compared to $87.1 million in the prior year, representing a 160 basis point improvement in operating margin.

Third quarter 2018 GAAP net earnings were $73.2 million, or $0.52 per diluted share, compared with GAAP net earnings of $63.5 million, or $0.46 per diluted share in the third quarter last year. The GAAP net earnings increase was primarily driven by a 1,050 basis point decrease in our effective tax rate versus the prior year due to a reduction in the U.S. statutory rate as a result of the U.S. Tax Cuts and Jobs Act, as well as discrete tax items including an updated estimate of the U.S. transition tax, as well as excess tax benefits from stock compensation.

Cash provided by operations was $275.8 million in the first nine months of 2018, compared to $209.3 million in the first nine months of 2017, a 31.8% increase. Approximately 2.0 million shares were repurchased in the first nine months of 2018 at an average price of $50.52.

Non-GAAP Earnings Results

Adjusted gross profit was $227.4 million in the third quarter, slightly down from adjusted gross profit of $227.7 million in the third quarter of 2017. Adjusted gross margin increased 330 basis points to 52.3%, compared with 49.0% in the third quarter of 2017. Adjusted operating income was $106.0 million in the third quarter, which was 4.8% higher than adjusted operating income of $101.1 million in the third quarter of 2017. Adjusted operating margin increased 260 basis points to 24.4%, compared with 21.8% in the third quarter of 2017.

Adjusted net earnings in the third quarter were $80.3 million, or $0.57 per diluted share, which was 9.6% higher than adjusted earnings per diluted share of $0.52 in the third quarter of 2017.

Business Unit Results

Revenue from the Industrial Business Unit was $177.2 million, an increase of 3.6% over the third quarter results of last year driven by increased sales of automotive, unmanned aerial systems (UAS), and optical gas imaging products. The Government and Defense Business Unit contributed revenue of $172.0 million during the third quarter, up 1.3% over the prior year, with strength in gimbaled and UAS systems partially offset by declines in airborne systems. The Commercial Business Unit recorded $85.8 million of revenue in the third quarter, down 30.8% from the prior year. Commercial experienced organic revenue growth of 6.0% in the same period excluding revenue from acquisitions and the divestiture of the previously disclosed security businesses. Strong results in maritime and intelligent transportation systems contributed to the organic revenue growth.

Revenue and Earnings Outlook for 2018

Based on financial results for the first nine months of the year and the outlook for the remainder of the year, FLIR expects revenue in 2018 to continue to be in the range of $1.78 billion to $1.80 billion and adjusted net earnings per diluted share to continue to be in the range of $2.17 to $2.22 per diluted share.

Dividend Declaration

FLIR’s Board of Directors has declared a quarterly cash dividend of $0.16 per share on FLIR common stock, payable December 7, 2018 to shareholders of record as of close of business on November 23, 2018.

Conference Call

FLIR has scheduled a conference call at 9:00 a.m. ET (6:00 a.m. PT) today to discuss its results for the quarter. A simultaneous webcast of the conference call and the accompanying summary presentation can be accessed online from a link in the Events & Presentations section of www.flir.com/investor. A replay will be available after 12:00 p.m. ET (9:00 a.m. PT) at this same internet address. Summary third quarter and historical financial data may be accessed online from the Financial Info Database link under the Financials & Filings section at www.flir.com/investor.

About FLIR Systems

Founded in 1978 and headquartered in Wilsonville, Oregon, FLIR Systems is a world-leading maker of sensor systems that enhance perception and heighten awareness, helping to save lives, improve productivity, and protect the environment. Through its nearly 3,500 employees, FLIR’s vision is to be “The World’s Sixth Sense” by leveraging thermal imaging and adjacent technologies to provide innovative, intelligent solutions for security and surveillance, environmental and condition monitoring, outdoor recreation, machine vision, navigation, and advanced threat detection. For more information, please visit www.flir.com and follow @flir.

Definitions and Financial Measures

Organic revenue growth is defined as total revenue growth less the sales of companies acquired and divested in the past twelve months. Operating margin is defined as operating income as a percentage of revenue. Management uses operating income and operating margin as key measures to assess the performance of the Company as a whole, as well as the related measures at the segment level.

Non-GAAP Financial Measures: In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release makes reference to non-GAAP measures. With respect to the outlook for the full year 2018, certain items that affect GAAP net earnings per diluted share are out of the Company’s control and/or cannot be reasonably predicted. Consequently, the Company is unable to provide a reasonable estimate of GAAP net earnings per diluted share or a corresponding reconciliation to GAAP net earnings per diluted share for the full year. Additional information regarding the reasons the Company uses non-GAAP measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included below, following the GAAP financial information.

Forward-Looking Statements

Statements in this release by Jim Cannon and the statements in the section captioned "Revenue and Earnings Outlook for 2018" above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” or similar expressions) should be considered to be forward looking statements. Such statements are based on current expectations, estimates, and projections about FLIR’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for FLIR’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the impact of self-imposed or government mandated remediation efforts related to FLIR’s compliance with U.S. export control laws and regulations and similar laws and regulations, the timely receipt of any necessary export licenses, constraints on supplies of critical components, excess or shortage of production capacity, the ability to manufacture and ship the products in the time period required, actual purchases under agreements, the continuing eligibility of FLIR to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in filings and reports filed with the Securities and Exchange Commission. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and FLIR does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or internet service providers.

Investor Relations
Jay Gentzkow
503-498-3809
jay.gentzkow@flir.com

FLIR SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Revenue	$434,898	$464,712	$1,327,223	$1,305,650
Cost of goods sold	212,824	241,821	654,684	684,706
Gross profit	222,074	222,891	672,539	620,944

Operating expenses:
Research and development	41,997	42,873	132,987	127,902
Selling, general and administrative	91,525	92,932	296,664	280,240
Loss on sale of business	-	-	10,178	-
Total operating expenses	133,522	135,805	439,829	408,142

Earnings from operations	88,552	87,086	232,710	212,802

Interest expense	4,042	3,819	12,086	12,744
Interest income	(979)	(488)	(2,591)	(1,114)
Other expense (income), net	71	(778)	229	(2,465)

Earnings before income taxes	85,418	84,533	222,986	203,637

Income tax provision	12,267	21,004	39,077	46,124

Net earnings	$73,151	$63,529	$183,909	$157,513

Earnings per share:
Basic	$0.53	$0.46	$1.33	$1.15
Diluted	$0.52	$0.46	$1.31	$1.13

Weighted average shares outstanding:
Basic	138,190	137,849	138,146	137,030
Diluted	140,327	139,419	140,613	138,853

FLIR SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)(Unaudited)

	September 30,	December 31,
	2018	2017
ASSETS

Current assets:
Cash and cash equivalents	$593,335	$519,090
Accounts receivable, net	291,094	346,687
Inventories	376,542	372,183
Assets held for sale, net	-	67,344
Prepaid expenses and other current assets	93,760	81,915
Total current assets	1,354,731	1,387,219

Property and equipment, net	250,050	263,996
Deferred income taxes, net	94,440	21,001
Goodwill	911,260	909,811
Intangible assets, net	151,778	168,130
Other assets	94,626	59,869
	$2,856,885	$2,810,026

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$95,975	$106,389
Deferred revenue	30,493	25,614
Accrued payroll and related liabilities	76,747	71,310
Accrued expenses	35,184	37,089
Accrued income taxes	30,036	64,136
Liabilities held for sale	-	39,544
Other current liabilities	53,508	50,851
Total current liabilities	321,943	394,933

Long-term debt	421,632	420,684
Deferred income taxes	14,696	12,496
Accrued income taxes	90,231	87,483
Other long-term liabilities	67,160	59,872

Commitments and contingencies

Shareholders’ equity	1,941,223	1,834,558
	$2,856,885	$2,810,026

FLIR SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Cash flows from operating activities:
Net earnings	$73,151	$63,529	$183,909	$157,513
Income items not affecting cash:
Depreciation and amortization	16,308	18,418	49,363	53,426
Deferred income taxes	(1,270)	(2,187)	1,919	(2,337)
Stock-based compensation arrangements	10,562	9,891	24,962	24,745
Change in accrued income taxes	(2,684)	11,995	(35,762)	(6,647)
Other activity impacting operating cash flows	26,432	2,436	51,452	(17,364)
Cash provided by operating activities	122,499	104,082	275,843	209,336

Cash flows from investing activities:
Additions to property and equipment, net	(7,230)	(8,208)	(20,665)	(31,834)
Proceeds from sale of business	-	-	25,920	-
Business acquisitions, net of cash acquired	(7,971)	-	(22,166)	-
Other investments	(6,000)	-	(15,500)	2,859
Cash used by investing activities	(21,201)	(8,208)	(32,411)	(28,975)

Cash flows from financing activities:
Repayments of credit agreement and long-term debt	-	(86,250)	-	(97,500)
Repurchase of common stock	-	-	(99,957)	-
Dividends paid	(22,121)	(20,763)	(66,451)	(61,776)
Proceeds from shares issued pursuant
to stock-based compensation plans	7,294	37,196	24,184	44,231
Tax paid for net share exercises and issuance of
vested restricted stock units	(2,550)	(483)	(14,663)	(9,505)
Other financing activities	(1)	(8)	(12)	(13)
Cash used by financing activities	(17,378)	(70,308)	(156,899)	(124,563)

Effect of exchange rate changes on cash	1,473	7,804	(12,288)	19,814

Net increase in cash and cash equivalents	85,393	33,370	74,245	75,612
Cash and cash equivalents:
Beginning of period	507,942	403,591	519,090	361,349
End of period	$593,335	$436,961	$593,335	$436,961

FLIR SYSTEMS, INC.
OPERATING SEGMENT PERFORMANCE
(In thousands)(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
SEGMENT REVENUE
Industrial	$177,151	$170,942	$536,231	$490,463
Government and Defense	171,955	169,734	492,313	453,630
Commercial	85,792	124,036	298,679	361,557

SEGMENT EARNINGS FROM OPERATIONS
Industrial	$56,046	$54,391	$159,597	$144,256
Government and Defense	53,878	52,605	145,608	124,078
Commercial	10,441	14,314	42,280	39,777

SEGMENT OPERATING MARGIN
Industrial	31.6%	31.8%	29.8%	29.4%
Government and Defense	31.3%	31.0%	29.6%	27.4%
Commercial	12.2%	11.5%	14.2%	11.0%

FLIR SYSTEMS, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands, except per share amounts)(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Gross profit:
GAAP gross profit	$222,074	$222,891	$672,539	$620,944
Amortization of acquired intangible assets	3,480	3,704	11,016	10,906
Purchase accounting adjustments	-	-	-	1,992
Restructuring charges	2,167	-	2,168	-
Other	(280)	1,088	101	3,088
Adjusted gross profit	$227,441	$227,683	$685,824	$636,930

Gross margin:
GAAP gross margin	51.1%	48.0%	50.7%	47.6%
Cumulative effect of non-GAAP Adjustments	1.2%	1.0%	1.0%	1.2%
Adjusted gross margin	52.3%	49.0%	51.7%	48.8%

Earnings from operations:
GAAP earnings from operations	$88,552	$87,086	$232,710	$212,802
Amortization of acquired intangible assets	5,824	7,102	17,909	20,854
Purchase accounting adjustments	-	-	-	1,992
Restructuring charges	3,842	542	5,138	642
Acquisition related expenses	2,545	526	5,394	1,864
Loss on sale of business	-	-	10,178	-
Executive transition costs	1,803	4,802	4,011	10,533
Export compliance matters	3,715	-	18,715	-
Other	(280)	1,088	1,685	3,088
Adjusted earnings from operations	$106,001	$101,146	$295,740	$251,775

Operating margin:
GAAP operating margin	20.4%	18.7%	17.5%	16.3%
Cumulative effect of non-GAAP Adjustments	4.0%	3.0%	4.7%	3.0%
Adjusted operating margin	24.4%	21.8%	22.3%	19.3%

Net earnings:
GAAP net earnings	$73,151	$63,529	$183,909	$157,513
Amortization of acquired intangible assets	5,824	7,102	17,909	20,854
Purchase accounting adjustments	-	-	-	1,992
Restructuring charges	3,842	542	5,138	642
Acquisition related expenses	2,545	526	5,394	1,864
Loss on sale of business	-	-	10,178	-
Executive transition costs	1,803	4,802	4,087	10,533
Export compliance matters	3,715	-	18,715	-
Other	(280)	1,088	1,685	3,088
Estimated tax benefit of non-GAAP adjustments	(3,820)	(3,709)	(13,252)	(9,937)
Discrete tax items, net	(6,431)	(1,148)	(7,750)	(5,804)
Adjusted net earnings	$80,349	$72,732	$226,013	$180,745

Earnings Per Diluted Share:
GAAP earnings per diluted share	$0.52	$0.46	$1.31	$1.13
Cumulative effect of non-GAAP Adjustments	0.05	0.06	0.30	0.17
Adjusted earnings per diluted share	$0.57	$0.52	$1.61	$1.30

Weighted average diluted shares outstanding:	140,327	139,419	140,613	138,853

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with United States generally accepted accounting principles (GAAP). As a supplement to our GAAP financial results, this earnings announcement contains some or all of the following non-GAAP financial measures: (i) adjusted gross profit, (ii) adjusted gross margin (defined as adjusted gross profit divided by revenue), (iii) adjusted operating earnings/income, (iv) adjusted operating margin (defined as adjusted operating income divided by revenue), (v) adjusted net earnings/income, and (vi) adjusted earnings per diluted share (EPS). These non-GAAP measures of financial performance are not prepared in accordance with GAAP and computational methods may differ from those used by other companies. Additionally, these non-GAAP measures should not be considered a substitute for any other performance measure determined in accordance with GAAP and the Company cautions investors and potential investors to consider these measures in addition to, not as a substitute for, its consolidated financial results as presented in accordance with GAAP. Each of the non-GAAP measures is adjusted from GAAP results and are outlined in the "GAAP to Non-GAAP Reconciliation" tables included within this earnings release.

In calculating non-GAAP financial measures, we exclude certain items (including gains and losses) to facilitate a review of the comparability of our core operating performance on a period-to-period basis. The excluded items represent amortization of acquired intangible assets, purchase accounting adjustments, restructuring charges, acquisition related expenses, loss on sale of business, executive transition costs, export compliance matters, discrete tax items, and other items we do not consider to be directly related to our core operating performance. We use non-GAAP measures internally to evaluate the core operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and as a factor for determining incentive compensation for certain employees. Accordingly, supplementing GAAP financial results with these non-GAAP financial measures enables the comparison of our ongoing operating results in a manner consistent with the metrics reviewed by management. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by facilitating:

•	the comparability of our ongoing operating results over the periods presented;
•	the ability to identify trends in our underlying business; and
•	the comparison of our operating results against analyst financial models and operating results of other public companies that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures:

•
Amortization of acquired intangible assets. GAAP accounting requires that intangible assets are recorded at fair value as of the date of acquisition and amortized over their estimated useful lives. The timing and magnitude of our acquisition transactions and maturities of the businesses acquired will cause our operating results to vary from period to period, making comparison to past performance difficult for investors.

•
Purchase accounting adjustments. Included in our GAAP financial measures are purchase accounting adjustments, required by GAAP to adjust inventory balances to fair value at the time of acquisition. These non-cash charges are not reflective of our ongoing operations and can vary significantly in any given period driven by variability in our acquisition activity.

•
Acquisition related expenses. Included in our GAAP financial measures are acquisition related expenses, consisting of external expenses resulting directly from acquisition related activities, including due diligence, legal, valuation, tax and audit services. The timing and nature of our acquisition activity can vary significantly from period to period impacting comparability of operating results from one period to another. These transaction-specific costs can vary significantly in amount and timing and are not indicative of our core operating performance.

•
Restructuring charges. Included in our GAAP financial measures are restructuring charges which are primarily for employee compensation resulting from reductions in employee headcount and facilities exit and lease termination costs in connection with Company reorganization and restructuring activities. We believe that excluding these costs provides greater visibility to the underlying performance of our business operations, facilitates comparison of our results with other periods, and facilitates comparison with the results of other companies in our industry.

•
Loss on sale of business. We recognized a loss, representing the difference between the carrying value and expected sales proceeds, associated with the divestiture of the retail and SMB portion of the Security segment. We excluded this loss for purposes of calculating certain non-GAAP measures. This adjustment facilitates an alternative evaluation of our current operating performance and comparisons to past operating results consistent with the metrics reviewed by management

•
Executive transition costs. Executive transition costs primarily include costs associated with separation and severance agreements of the Company’s former CEO, COO and other former members of the executive management team; professional services expenses associated with the transition of the former CEO and CFO including recruitment fees, legal services and other related costs, as well as sign-on cash bonus payments to the current CEO and others reporting to the CEO; partially offset by benefits associated with stock compensation reversals for share-based awards forfeited upon the departures of the former CEO, COO, CFO and other former members of the executive management team.

•
Export compliance matters. Export Compliance Matters refer to costs incurred for compliance and remediation activities to address and improve certain historical practices associated with U.S. and international trade control laws and regulations. Such costs include a DDTC estimated penalty associated with an administrative agreement with the U.S. Department of State (the “Consent Agreement”),  expenses associated with retention of a Special Compliance Officer, remedial actions and new or enhanced compliance program initiatives and implementations as required by the terms of the Consent Agreement or otherwise necessary to remedy and achieve full compliance with U.S. and international trade control laws and regulations. These costs are excluded from our non-GAAP measures because they are not representative of the ongoing operating costs of our compliance programs and are exclusive of sustaining costs we have incurred and expect to incur during and beyond the term of Consent Agreement.

•
Other. Other charges include product remediation charges associated with certain SkyWatch™ surveillance towers and certain long-term contract adjustments related to contracts completed by companies acquired by FLIR prior to their acquisition. We exclude other charges from our non-GAAP measures because we do not believe such costs are representative of our ongoing operations.

•
Estimated tax effect of non-GAAP adjustments. This amount adjusts the provision for income taxes to reflect the effect of the previously listed non-GAAP adjustments on non-GAAP net income. We estimate the tax effect of the adjustment items by applying the Company's overall estimated effective tax rate, excluding significant discrete items, to the pretax amount.

•
Discrete tax items, net. Included in our GAAP financial measures are income tax expenses and benefits related to discrete events or transactions that are not representative of the Company's estimated tax rate related to ongoing operations. These discrete tax items can vary significantly from period to period impacting the comparability of our earnings from one period to another. Discrete tax items include charges and reversals of provisions associated with certain unrecognized tax benefits, benefits or charges associated with the windfalls or shortfalls resulting from vesting and exercise activity of share-based compensation, benefits associated with the reversal of previously recorded valuation allowances against certain deferred tax assets, and other discrete items not included in the annual effective tax rate associated with our ongoing operations. We exclude discrete tax items from our non-GAAP measures because we do not believe such expenses or benefits reflect the performance of our ongoing operations.